      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 25, 1998
                                              REGISTRATION NO. 333-
===============================================================================

                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549
                                  ________________

                                      Form S-3
                               Registration Statement
                                       Under
                             THE SECURITIES ACT OF 1933
                                  ________________

                               THE TITAN CORPORATION
               (Exact name of registrant as specified in its charter)

         DELAWARE                       8711                   95-2588754
(State or other jurisdiction      (Primary Standard         (I.R.S. Employer
    of incorporation or       Industrial Classification       Identification
      organization)                  Code Number)                Number)

                               THE TITAN CORPORATION
                               3033 SCIENCE PARK ROAD
                          SAN DIEGO, CALIFORNIA 92121-1199
                             TELEPHONE: (619) 552-9500
           (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)
                                  ________________

                                  IRA FRAZER, ESQ.
                SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                               THE TITAN CORPORATION
                               3033 SCIENCE PARK ROAD
                          SAN DIEGO, CALIFORNIA 92121-1199
                             TELEPHONE: (619) 552-9500
        (Name, address, including ZIP code, and telephone number, including area code, of agent for service)
                                  ________________

                                     COPIES TO:
                            M. WAINWRIGHT FISHBURN, ESQ.
                                 COOLEY GODWARD LLP
                          4365 EXECUTIVE DRIVE, SUITE 1100
                                SAN DIEGO, CA 92121
                                   (619) 550-6000
                                  ________________

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                  ________________

                          CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
                                    PROPOSED       PROPOSED
      TITLE OF                      MAXIMUM        MAXIMUM
     EACH CLASS         AMOUNT      OFFERING       AGGREGATE        AMOUNT OF
   OF SECURITIES        TO BE      PRICE PER       OFFERING       REGISTRATION
  TO BE REGISTERED    REGISTERED    SHARE(1)        PRICE(1)           FEE
-------------------------------------------------------------------------------
Common Stock
 .01 par value.....   1,607,092      $6.156       $9,893,258.35     $2,918.51
-------------------------------------------------------------------------------

(1) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the Registrant's Common Stock as reported on the New York Stock Exchange on June 18, 1998.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

===============================================================================

                                   PROSPECTUS

                                1,607,092 SHARES


                             THE TITAN CORPORATION


                                  COMMON STOCK
                                ________________


     This Prospectus relates to 1,607,092 shares (the "Shares") of Common Stock, .01 par value per share (the "Common Stock"), of The Titan Corporation ("Titan" or the "Company"). The Shares may be offered by a certain stockholder of the Company (the "Selling Stockholder") from time to time in transactions on the New York Stock Exchange ("NYSE"), in privately negotiated transactions or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholder may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholder" and "Plan of Distribution."

     THE SELLING STOCKHOLDER HAS INDICATED THAT AS OF THE DATE OF THIS PROSPECTUS, THE SELLING STOCKHOLDER HAS NO PRESENT INTENTION TO SELL ANY SHARES. THIS PROSPECTUS HAS BEEN PREPARED BY THE COMPANY AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH ARRANGEMENTS MADE AT THE TIME THE SHARES WERE ORIGINALLY ISSUED BY THE COMPANY TO THE SELLING STOCKHOLDER.

     None of the proceeds from the sale of the Shares by the Selling Stockholder will be received by the Company. The Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholder. See "Plan of Distribution."


     The Common Stock and $1.00 Cumulative Convertible Preferred Stock, $1.00 par value ("Titan Public Preferred"), of the Company are traded on the NYSE under the Symbols "TTN" and "TTNP," respectively. On June 18, 1998, the last sale price for the Common Stock and Titan Public Preferred as reported by the NYSE were $6.19 per share and $13.94 per share, respectively.
                                  ________________

           THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                      SEE "RISK FACTORS" BEGINNING ON PAGE 5.
                                  ________________

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
           PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
               REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    The date of this Prospectus is June ____, 1998


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following Regional Offices: Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding the Company. The address for such site is http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997, the Company's Proxy Statement for the 1998 Annual Meeting of Stockholders filed pursuant to Rule 14a-6 of the Exchange Act, the Company's Current Report on Form 8-K dated February 26, 1998, the Company's Current Report on Form 8-K/A dated February 26, 1998, and the description of the common stock contained in the Company's Registration Statement on Form 8-A filed with the Commission by Electronic Memories and Magnetics Corporation, dated June 16, 1969; as amended by the Form 8 filed with the Commission on January 22, 1986, and the Form 8-B/A filed with the Commission on July 31, 1995, each as filed by the Company with the Commission, are hereby incorporated by reference in this registration statement except as superseded or modified herein. All documents filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to the Company's Senior Vice President, General Counsel and Secretary at the Company's principal executive offices at 3033 Science Park Road, San Diego, California 92121, (619) 552-9500.

                                  THE COMPANY

     EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN, THIS PROSPECTUS (AND THE INFORMATION INCORPORATED HEREIN BY REFERENCE) CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HERE OR INCORPORATED BY REFERENCE. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN THE FOLLOWING SECTION, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS AND ANY OTHER DOCUMENTS INCORPORATED HEREIN BY REFERENCE.

     Titan provides state-of-the-art information technology and electronic systems and services to commercial and government customers. Titan groups its businesses into four core business segments - Communications Systems, Software Systems, Information Technologies, and Medical Sterilization and Food Pasteurization - and a fifth business segment, Emerging Technologies and Businesses. The Communications Systems segment, through Titan's wholly owned subsidiary Linkabit Wireless, Inc. ("Linkabit Wireless"), develops and produces advanced satellite ground terminals, satellite voice/data modems, networking systems and other products used to provide bandwidth-efficient communications. The Software Systems segment is a systems integrator that provides a broad range of information technology services and solutions. The Information Technologies segment provides information systems solutions to defense-related government customers with large data management, information manipulation, information fusion, knowledge-based systems and communications requirements, and develops and manufacturers digital imaging products, electro-optical systems and threat simulation/training systems primarily used by the defense and intelligence communities. The Information Technologies segment recently grew significantly as a result of Titan's acquisition of DBA Systems, Inc. ("DBA") in February 1998 and Validity Corporation ("Validity") in March 1998, which acquisitions are described below. In addition, the Company currently has a registration statement on file with the Commission for a proposed acquisition of Horizons Technology, Inc., a Delaware corporation ("Horizons"). See "-Recent and Pending Acquisitions". The Medical Sterilization and Food Pasteurization segment utilizes its linear accelerator technology to provide sterilization systems and services for medical device manufacturers. The Emerging Technologies and Businesses segment consists of new technologies and early-stage businesses, including minority-owned businesses, utilizing technologies originally developed by Titan.

     The Company was incorporated in Delaware in 1969. The Company's executive offices are located at 3033 Science Park Road, San Diego, California 92121, and its telephone number is (619) 552-9500.

RECENT AND PENDING ACQUISITIONS

     In February 1998, the Company acquired DBA in a stock for stock transaction accounted for as a pooling-of-interests. In connection with the acquisition, the shareholders of DBA received approximately 6.1 million shares of the Common Stock of the Company (and Titan assumed all outstanding DBA options which were converted into options to acquire approximately 440,000 additional shares of Titan Common Stock), representing approximately 28% of the total issued and outstanding Titan Common Stock and 27% of the total voting power of Titan capital stock. DBA is principally engaged in the defense mapping, charting and geodesy and electronics business and has re-entered the medical imaging and commercial imaging markets. DBA provides specialized products and services in two major areas of concentration: imaging systems and electro-optical systems.

     In February, 1998, the Company, Sunrise Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company created in order to engage in a merger transaction ("Merger Sub"), and Horizons entered into an Agreement and Plan of Merger and Reorganization (the "Horizons Merger Agreement"). The Horizons Merger Agreement provides for the merger of Merger Sub with and into Horizons (the "Horizons Merger"), upon satisfaction of certain closing conditions including, without limitation, the approval of Horizons' stockholders at a Special Meeting of Stockholders (the "Horizons Special Meeting"). Horizons is predominantly involved in providing software computer systems integration and technical consulting services, primarily for the United States defense establishment. The Horizons Merger is contemplated as a stock-for-stock transaction accounted for as a pooling of interests. Pursuant to the Horizons Merger Agreement and based upon the capitalization of Horizons as of the close of business on March 6, 1998, and the closing price per share of Titan Common Stock on March 6, 1998 ($6.375), the stockholders of

Horizons would, upon consummation of the Horizons Merger, receive an aggregate of approximately 3,035,760 shares of Common Stock of the Company, and option and warrant holders of Horizons would receive rights to acquire an aggregate of approximately 41,477 additional shares of Common Stock of the Company. Based upon the number of shares of Titan capital stock outstanding on March 6, 1998, and after giving effect to the exercise of options and warrants held by Horizons stockholders, the former holders of Horizons capital stock would have approximately 11.7% of the voting power of Titan's total issued and outstanding shares on a fully diluted basis. The Company expects that the Horizons Merger will be consummated promptly following the Horizons Special Meeting, but there can be no assurance that the Horizons Merger will occur. If it does occur, there can be no assurance that the Horizons Merger will benefit the Company in the long term. The Horizons Merger and a business description and other relevant information with respect to Horizons are described in the Company's Registration Statement on Form S-4 (No. 333-47633) filed with the Commission on April 17, 1998 (as amended).

     On March 31, 1998, Titan Technologies and Information Systems Corporation, a Delaware corporation ("Titan Sub") and a wholly-owned subsidiary of Titan, acquired all of the outstanding Common Stock, par value $1.00, ("Validity Shares") of Validity, pursuant to a Stock Purchase Agreement dated March 24, 1998, among Titan Sub, Validity and the stockholders of Validity. Titan Sub purchased all of the Validity Shares for an aggregate of $12,000,000 cash paid at closing, an aggregate of $3,000,000 in promissory notes ("Notes") and the assumption of Validity's transaction expenses. The Notes bear interest at the prime rate of Imperial Bank, mature and become fully payable on March 31, 1999, and are secured by 466,000 treasury shares of Common Stock of Titan. Validity principally acts as a consultant in the testing, design and analysis of business electronics systems equipment purchased by the United States government from outside vendors.

                                    RISK FACTORS

     AN INVESTMENT IN THE SHARES BEING OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO OTHER INFORMATION CONTAINED IN THIS PROSPECTUS AND IN ANY OTHER DOCUMENTS INCORPORATED HEREIN BY REFERENCE IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY.

     ABILITY TO IMPLEMENT SPIN-OUT STRATEGY. In an effort to leverage its core technologies to build and expand its commercial businesses, the Company has adopted a strategy of dividing its businesses into focused subsidiaries and, when possible, funding the continued operations and potential expansion of each subsidiary by selling a minority equity interest to public investors.
 The Company refers to these transactions as a "spin-out" of its subsidiaries. There are numerous risks inherent in this strategy. Moreover, the Company has not demonstrated an ability to spin-out its subsidiaries, nor has the Company demonstrated an ability to successfully manage a public subsidiary. There can be no assurance that the Company can complete a spin-out of any subsidiary or that any future spin-out will result in the public market attributing any incremental value to the Company's Common Stock.

     There are many factors that could limit the Company's ability to successfully complete spin-outs in the future. The inability of the Company to attract and retain the entrepreneurial management and technical personnel necessary to successfully develop commercial applications for the Company's technology would have a material adverse effect on the Company's ability to manage and grow its commercial businesses from start-up ventures to initial public offerings. Additionally, in recent years, the stock market in general, and the shares of technology companies in particular, have experienced extreme price fluctuations. Broad market fluctuations may adversely affect or make impossible the Company's ability to complete an initial public offering of a minority interest of any of its present or future subsidiaries. If the Company fails in a planned spin-out, such failure could make potential investors less receptive of future spin-outs by the Company. Furthermore, there can be no assurance that the Company can develop or acquire the additional technologies, or can successfully overcome the numerous other challenges inherent in the operations of a start-up venture, necessary to complete a spin-out of any of its subsidiaries. See "-- Ability to Commercialize New Technologies."

     If the Company is unable to implement its spin-out strategy, the Company will need to complete additional equity or debt financing to fund the continued operations and expansion of its subsidiaries and potential acquisitions of new technologies. There can be no assurance that any such financing will be available on acceptable terms or at all, or that such financing will be adequate to meet the Company's capital requirements. Any additional equity or convertible debt financing could result in substantial dilution to the Company's stockholders. If adequate funds are not available, the Company's ability to operate and expand the businesses of its subsidiaries and to acquire additional technologies will be materially adversely affected. The Company may also have difficulty attracting and retaining key management and technical personnel because of an inability to offer competitive equity opportunities for these individuals. Any failure by the Company to spin-out its subsidiaries could have a material adverse effect on the Company's business, financial condition, results of operations and market price.

     RISKS ASSOCIATED WITH ACQUISITION STRATEGY; PENDING ACQUISITION OF HORIZONS. In February 1998, the Company acquired DBA in a stock for stock transaction, and in March 1998 the Company acquired Validity by way of a stock purchase. In February 1998, the Company entered into the Horizons Merger Agreement, which provides for the Horizons Merger upon satisfaction of certain closing conditions, including, without limitation, the effective registration with the Commission of the Titan Common Stock to be issued in the Horizons Merger, and the approval of the Horizons Merger by the stockholders of Horizons at the Horizons Special Meeting. There can be no assurance that the Company will complete the registration process with respect to such shares, that the Horizons Merger will be approved at the Horizons Special Meeting, that the other closing conditions will be satisfied or that the Horizons Merger will occur at all.

     As part of the Company's strategy, the Company intends to continue to acquire complementary businesses or technologies that could expand its existing core businesses or constitute new business. Titan's acquisition strategy entails the potential risks inherent in assessing the value, strengths, weaknesses, corporate culture, contingent or other liabilities and potential profitability of acquisition candidates. Titan's acquisition of DBA and Validity, and its proposed acquisition of Horizons, are examples of Titan's acquisition strategy. There can be no assurance that acquisition opportunities will continue to be available, that Titan will correctly assess all of these aspects of potential acquisition candidates, that Titan will have access to the capital required to finance potential acquisitions or that Titan will continue to acquire businesses or technologies. In particular, among Titan's current businesses there can be no assurance that Titan correctly assessed the business of DBA or Validity, or that the acquisition by Titan of DBA will prove beneficial to Titan and its stockholders.

     Titan's acquisition strategy also involves the potential risks inherent in integrating the operations of acquired businesses and technologies. The integration of these acquired businesses may require substantial management resources and divert management attention from the day-to-day business of the remainder of the Company. Although the Company intends to seek to reduce the expenses of the combined business operations through consolidation of facilities and other expense reductions, there can be no assurance that the Company will be able to reduce expenses. There can be no assurance that the Company will be successful in integrating the operations of any business or technology the Company may acquire or that any acquired business will ultimately prove to be profitable.

     DEPENDENCE ON GOVERNMENT CONTRACTS. A substantial portion of the Company's revenues are dependent upon continued funding of U.S. and allied government agencies as well as continued funding of the programs targeted by the Company's businesses. For the years ended December 31, 1997, 1996 and 1995, U.S. government business represented approximately 72%, 76% and 62% of the Company's revenues, respectively. U.S. defense budgets and the budgets of other government agencies have been declining in real terms since the mid-1980's, and may continue to do so in the future. Any significant reductions in the funding of U.S government agencies or in the funding areas targeted by the Company's businesses could materially and adversely affect the Company's business, results of operations and financial condition.

     The Company's direct contracts with the U.S. government and its subcontracts with prime contractors that have direct contracts with the U.S. government are subject to termination for the convenience of the government, and termination, reduction or modification in the event of any change in the government's requirements or budgetary constraints. When the Company subcontracts with prime contractors, such subcontracts are also subject to the ability of the prime contractor to perform its obligations under its prime contract. The Company often has little or no control over the resources allocated by the prime contractor to the prime contract, and any failure by the prime contractor to perform its obligations under the prime contract could result in the Company's loss of its subcontract. In addition, the Company's contract-related costs and fees, including allocated indirect costs, are subject to audits and adjustments by negotiation between the Company and the U.S. government. As part of the audit process, the government audit agency verifies that all charges made by a contractor against a contract are legitimate and appropriate. Audits may result in recalculation of contract revenues and non-reimbursement of some contract costs and fees. Any audits of the Company's contract-related costs and fees could result in material adjustments to the Company's revenues. In addition, U.S. government contracts are conditioned upon the continuing availability of Congressional appropriations. Congress usually appropriates funds on a fiscal year basis even though contract performance may take several years. Consequently, at the outset of a major program, the contract is usually incrementally funded and additional funds are normally committed to the contract by the procuring agency as appropriations are made by Congress for future fiscal years. Any failure of such agencies to continue to fund such contracts could have a material adverse effect on the Company's business, results of operations and financial condition.

     FLUCTUATIONS IN RESULTS OF OPERATIONS. The Company has experienced and expects to continue to experience significant fluctuations in quarterly and annual revenues, gross margins and operating results. Factors that have contributed or may contribute to these fluctuations include, among others:
(i) varying demand for the Company's products due to revisions in budgets or schedules for customer projects or changes in demand for customers' products which incorporate or utilize the Company's products, (ii) announcements by the Company or its competitors of the development of new products or technologies, or the pricing or availability thereof, that cause customers to defer or cancel purchases of the Company's products, (iii) the timing and amount of revenues resulting from the complex and lengthy procurement process of the Company's customers or sales cycles for the Company's products, (iv) the delay, rescheduling or cancellation of purchase orders from significant customers of any of the

Company's core businesses, (v) the failure by the Company to operate within budgeted contract costs for purchase orders and/or production contracts received and accepted substantially in advance of delivery, (vi) fluctuations in average selling prices for the Company's products due to a number of factors, including product mix, competition, customer demand for products and unit volumes, (vii) inability to reduce fixed expenses in a timely manner should revenues not meet the Company's expectations, (viii) expenses relating to acquisitions, (ix) usage of different distribution and sales channels, (x) warranty and customer support expenses, (xi) stage of completion of projects subject to milestone payments and (xii) general economic and political conditions. All of the above factors are difficult for the Company to forecast or control, and any of these or other factors could materially adversely affect the Company's business, financial condition and results of operations from period to period. As a result, the Company believes that period-to-period comparisons are not necessarily meaningful and should not be relied upon as indications of future performance.

     RAPID INDUSTRY CHANGE; TECHNOLOGICAL OBSOLESCENCE. The industries in which the Company competes are characterized by rapid and continuous technological change. Future technological changes in these industries or the availability of new products could render the Company's products noncompetitive or obsolete. The Company's success will depend in part upon the success of new product introductions by the Company, which will be dependent upon several factors, including timely completion and introduction of new product designs, achievement of competitive product costs, establishment of close working relationships with major customers and market acceptance of new products. There can be no assurance that the Company will be successful in developing and introducing new products that meet changing customer needs or respond to technological changes or evolving industry standards in a timely manner, or at all, or that products or technologies developed by others will not render the Company's products noncompetitive or obsolete. The Company may experience delays from time to time in completing the development and introduction of new products. There can be no assurance that defects will not be found in the Company's products after commencement of deliveries, which could result in the loss of or delay in market acceptance. Any failure by the Company to respond to changing market conditions, technological developments, evolving industry standards or changing customer requirements, or the development of competing technologies or products that render the Company's products noncompetitive or obsolete, could have a material adverse effect on the Company's business, financial condition and results of operations.

     ABILITY TO COMMERCIALIZE NEW TECHNOLOGIES. Since 1991, the Company has sought to leverage the technologies developed as part of its defense business into new business opportunities. Accordingly, many of the Company's existing businesses, such as medical product sterilization and food pasteurization, and new businesses the Company is continuing to develop are at an early stage. As such, the Company is subject to all the risks inherent in the operation of a start-up venture, including the need to secure the funding required to operate and expand these businesses, to develop and maintain marketing, sales and support capabilities, to secure appropriate third-party manufacturing arrangements, to respond to the rapid technological advances inherent in the markets for these new technologies and, ultimately, to design and manufacture products or provide services acceptable to buyers in its target markets. Certain of the Company's new products, including products for which the Company has contracts for delivery, are still in the testing stage.
 There can be no assurance that such tests will be completed satisfactorily or that the Company will be able to satisfy all of the requirements for delivery of and payment for these products. In addition, many of the opportunities in the communications and sterilization businesses involve projects with lengthy sales cycles. The Company's efforts to address these risks have required, and will continue to require, significant expenditures and dedicated management time and other resources. There can be no assurance that the Company will be successful in addressing these risks or in commercializing these new technologies.

     MARKET ACCEPTANCE OF NEW TECHNOLOGIES. Some of the Company's businesses are attempting to commercialize new products or are attempting to develop new markets for existing products, such as food pasteurization with the Company's E-Beam sterilization process. Because these markets are relatively new, it is difficult to predict whether these markets will develop or, if they develop, the rate at which these markets will grow, if at all. If the markets for the Company's new products or new markets for the Company's existing products fail to develop, or develop more slowly than anticipated, this may cast doubt on the Company's ability to implement its overall business strategy and materially adversely affect the Company's business, financial condition and results of operations.

     RISKS OF INTERNATIONAL OPERATIONS. The Company, through its Communication Systems segment, conducts substantial business in foreign countries, particularly in the Pacific Rim. No other segment of Titan's business engages in a significant amount of business in the Pacific Rim. Titan generally denominates its foreign contracts in U.S. dollars. As a result, the recent decline in the value of certain foreign currencies relative to the U.S. dollar may result in consumers in those countries having less buying power in general and could make certain of the Company's communication products less affordable and thus reduce the demand for such products. This risk is particularly sensitive, given the recent currency devaluations in Indonesia, Malaysia, Taiwan and the Philippines, countries in which the Company currently sells or intends to sell its communications products. Furthermore, a precipitous decline in such foreign currency values could result in certain of the Company's customers and local subcontractors and partners refusing to perform their obligations under contracts with the Company, the cancellation of projects from which the Company expects to receive significant revenues, defaulting on accounts receivable, and the loss of any investments by the Company to build infrastructure or develop business in these countries. Accordingly, there can be no assurance that a decline in the value of any one foreign currency relative to the U.S. dollar will not have a material adverse effect on the Company's business, financial condition and results of operations. Additional risks inherent in the Company's international business activities include various and changing regulatory requirements, costs and risks of relying upon local subcontractors, increased sales and marketing and research and development expenses, export restrictions and availability of export licenses, tariffs and other trade barriers, political and economic instability, difficulties in staffing and managing foreign operations, longer payment cycles, seasonal reduction in business activities, potentially adverse tax laws, complex foreign laws and treaties and the potential for difficulty in accounts receivable collection. Any of these factors could have a material adverse effect on the Company's business, financial condition and results of operations. Certain of the Company's customer purchase agreements are governed by foreign laws, which may differ significantly from U.S. laws. Therefore, the Company may be limited in its ability to enforce its rights under such agreements and to collect amounts owing to the Company should any customer refuse to pay such amounts. In addition, the Company is subject to the Foreign Corrupt Practices Act (the "FCPA") which may place the Company at a competitive disadvantage to foreign companies, which are not subject to the FCPA. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business, financial condition and results of operations.

     COMPETITION. The industries and markets in which the Company operates are highly competitive, and the Company expects that competition will increase in these markets. The Company's ability to compete in its markets depends to a large extent on its ability to provide technologically advanced products and services with shorter lead times and at lower prices than its competitors. All of the Company's core businesses compete with numerous other companies, including large domestic and international companies. Many of these companies have far greater financial, engineering, technological, marketing, sales and distribution and customer service resources than the Company. In addition, many of these competitors have more experience in certain of the Company's targeted markets. As a result, these competitors may be able to develop and expand their product lines more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their products and services than the Company. In addition, current and potential competitors in the Company's targeted markets have established or may establish cooperative relationships among themselves or with third parties to improve the performance, quality or functionality or to reduce the price of their products and services. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced profit margins and loss of market share, any of which would have a material adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on the Company's business, financial condition and results of operations.

     RELIANCE ON STRATEGIC RELATIONSHIPS. The Company is and will continue to be dependent on certain strategic partners for the development and expansion of its core businesses. For instance, Titan's subsidiary Linkabit Wireless has a strategic arrangement with its customer PT. Pasifik Satelit Nusantra ("PSN"). Pursuant to this relationship, Linkabit Wireless and PSN market certain Linkabit Wireless products in countries already covered by PSN's satellites, which efforts are geared toward increasing use of both companies' products. Similarly, Linkabit

Wireless is part of a consortium led by Alcetel Telespace, pursuant to which the companies pursue symbiotic successes in new markets.

     There can be no assurance that the Company will be able to maintain its existing strategic relationships that may be important to the Company's business, that its strategic partners will continue to assist the Company by developing and expanding their businesses or that such strategic partners in the future will not actually compete with or enter into alliances with companies that compete with the Company. The Company's failure to maintain its existing alliances or to form additional alliances with partners in other markets, or the preemption or disruption of such alliances by the actions of the Company's competitors or otherwise, could adversely affect the Company's ability to penetrate and compete successfully in emerging and other markets.

     CUSTOMER CONCENTRATION WITHIN BUSINESS SEGMENTS. Certain of the Company's business segments rely on a small number of customers for a large portion of their revenues. For example, the U.S. Navy, with respect to the Company's Mini-DAMA product, and the Federal Aviation Administration (the "FAA") represent significant customers of the Company's Linkabit Wireless and Titan Software subsidiaries, respectively. Although no single customer accounted for more than 10% of the Company's consolidated revenues in 1997, any one such customer's product or services scheduled for delivery can represent a significant portion of the potential revenues in a quarter for a particular subsidiary. As a result, the operating results for certain business segments for particular periods have in the past been and may in the future be materially adversely affected by a delay, rescheduling or cancellation of even one purchase order. The reduction, delay or cancellation of any order from a significant customer could have a material adverse effect on the business, financial condition and results of operations of a particular subsidiary or the Company.

     GOVERNMENT REGULATIONS. Several of the Company's products and the systems with which they operate are subject to various government regulations. Regulatory changes could significantly impact the Company's operations by restricting development efforts by the Company's strategic partners or customers, making current products obsolete or increasing the opportunity for additional competition. For example, certain countries in which the Company's Linkabit Wireless subsidiary intends to operate have telecommunications laws and regulations that do not currently contemplate technical advances in communications technology such as multi-function transmissions via satellite. There can be no assurance that regulatory bodies will not impose new regulations that could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, in certain circumstances the Company's strategic partners or customers must obtain various local approvals, licenses and permits prior to the installation or use of the Company's products. The regulatory schemes in each country are different and there may be instances of noncompliance by the Company's strategic partners or customers. Changes in, or the failure by the Company or its strategic partners or customers to comply with, applicable domestic and international regulations could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's sterilization facilities are subject to regulation at the federal, state and local levels. In particular, the Company's sterilization facilities are subject to the requirements of the FDA when sterilizing medical devices or drug packaging materials. In addition, if the Company were to begin pasteurizing meat or poultry products, in addition to being subject to the FDA, it would become subject to the requirements of the Food Safety and Inspection Service of the United States Department of Agriculture (the "USDA"), which would require preapproval of the pasteurization process for meat and poultry. Any failure by the Company to obtain any required permits or approvals or to comply with the regulations imposed by such agencies could limit the Company's ability to operate in these markets.

     The sale of the Company's products outside the United States is subject to compliance with the United States Export Administration Regulations. The absence of comparable restrictions on competitors in other countries may adversely affect the Company's ability to compete in certain foreign markets.

     DEPENDENCE UPON SUPPLIERS; SOLE AND LIMITED SOURCES OF SUPPLY. The Company's internal manufacturing capacity is limited. Therefore, the Company utilizes contract manufacturers to produce several of its products or components thereof. Certain components and services necessary for the manufacture of certain of the Company's products are obtained from a sole supplier or a limited group of suppliers in connection with specific contracts and the Company does not carry significant inventories or have long-term or exclusive supply contracts with these suppliers. The Company's reliance on contract manufacturers and on sole suppliers or a limited group of suppliers involves several risks, including a potential inability to obtain an adequate supply of required components or products, and reduced control over the price, delivery, reliability and quality of finished products. If the Company were to change certain of its suppliers or qualify additional suppliers for such components or products, the Company could be required to negotiate acceptable arrangements with the new suppliers, complete any required technology transfers or perform additional testing procedures on the components or products manufactured by such new suppliers, which could prevent or delay product shipments. Additionally, prices could increase significantly in connection with changes of suppliers or if the Company is required to manufacture such components or products internally. Any inability to obtain timely deliveries of components or products or deliveries of acceptable quality or any other circumstance that would require the Company to seek alternative sources of supply, could delay the timely delivery of or raise issues regarding the quality of such products, which could damage relationships with current or prospective customers and have a material adverse effect on the Company's business, financial condition and results of operations.

     LIMITED INTELLECTUAL PROPERTY PROTECTION; DEPENDENCE ON PROPRIETARY TECHNOLOGY. The Company's ability to compete may depend, in part, on its ability to obtain and enforce intellectual property protection for its technology in the United States and internationally. The Company relies heavily on the technological and creative skills of its personnel, new product developments, software programs and designs, frequent product enhancements, reliable product support and proprietary technological expertise in maintaining its competitive position, but does not have significant patent protection for all of its products. The Company relies on a combination of trade secrets, copyrights, patents, trademarks, service marks and contractual rights to protect its intellectual property. There can be no assurance that the steps taken by the Company to protect its intellectual property will be adequate to deter misappropriation of the Company's technology or to prevent others from independently developing or acquiring substantially equivalent technologies or otherwise gaining access to or disclosing the Company's proprietary and confidential technologies or that the Company can ultimately enforce all of its rights to its proprietary technologies. Further, the laws of certain foreign countries in which the Company's products are or may be sold may not protect the Company's intellectual property rights to the same extent as do the laws of the United States. Any failure of the Company to obtain protection for its proprietary technologies or inability of the Company to enforce any protection it obtains for such technologies could have a material adverse effect on the Company's business, financial condition and results of operations.

    Litigation may be necessary to enforce the Company's intellectual property rights, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or misappropriation. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company's products do not infringe the intellectual property rights of others or that one or more parties will not make claims that the Company's products infringe upon their proprietary rights or the rights of third parties. Such claims might include infringement, right to use or ownership claims by third parties or claims for indemnification resulting from infringement claims. If any claims or actions are asserted against the Company, the Company may seek to obtain a license under a third party's intellectual property rights. There can be no assurance, however, that a license will be available under reasonable terms or at all. In addition, should the Company decide to litigate such claims, such litigation could be extremely expensive and time consuming and could materially adversely affect the Company's business, financial condition and results of operations, regardless of the outcome of the litigation. There can be no assurance that the Company's intellectual property rights would withstand the claims brought by others in such litigation. If the Company's products are found to infringe upon the rights of third parties, the Company may be prohibited from making and selling the infringing products, ordered to pay monetary damages for past infringement and forced to incur substantial costs to develop alternative products. There can be no assurance that the Company would be able to develop such alternative products or that if such alternative products were developed, they would perform as required or be accepted in the applicable markets.

     RISKS OF BUDGET OVERRUNS IN FIXED PRICE CONTRACTS. Much of the Company's revenues were derived from fixed-price contracts in 1997. The Company assumes greater financial risk on fixed-price contracts than on either time-and-materials or cost-reimbursement contracts. Profitability of fixed-price contracts is subject to inherent uncertainties due to fluctuations in the cost of performance. Cost overruns may be incurred as a result of unforeseen obstacles, including unexpected problems encountered in engineering, design and/or testing. Since the Company's businesses in certain of its subsidiaries may at times be concentrated in a limited number of large contracts, a significant cost overrun on any one contract could have a material adverse effect on such subsidiary's business, financial condition and results of operations. Failure to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed-price contract may reduce the Company's overall or consolidated profit or cause a loss. Although management believes that it adequately estimates costs for fixed-price contracts, no assurance can be given that such estimates are adequate or that losses on fixed-price contracts will not occur in the future.

      RELIANCE ON KEY PERSONNEL. The Company's success depends in large part upon its ability to attract and retain highly qualified technical and management personnel, including engineers and management personnel with security clearances required for the Company's classified work and computer programmers proficient in the C++ language. The loss of the services of any of these individuals or group of individuals could have a material adverse effect on the Company's business, financial condition and results of operations. Most of the Company's key personnel are not subject to employment or noncompetition agreements. Competition for such personnel from other companies, academic institutions, government entities and other organizations is intense. In addition, if the Company is unable to successfully implement its strategy to spin-out its subsidiaries into publicly-owned companies, or if the Company is otherwise unable to preserve the entrepreneurial atmosphere it believes is essential to continuing growth and development, the Company will likely face difficulty in recruiting and retaining the personnel necessary to successfully commercialize its products and to further implement its strategy. See "-- Ability to Implement Spin-Out Strategy." There can be no assurance that the Company will be successful in hiring or retaining such key personnel.

     VOLATILITY OF STOCK PRICE. The Company believes that factors such as developments related to the Company's business, technological innovations, new products or product enhancements by the Company or its competitors, developments in the Company's relationships with its customers, partners, distributors and suppliers, fluctuations in results of operations, significant economic, social and political changes in foreign countries where any of the Company's subsidiaries do business, changes in analysts' estimates, regulatory developments, and general conditions in the Company's market or the markets served by the Company's customers or the economy, and other factors discussed in these Risk Factors, could cause the price of the Company's Common Stock to fluctuate, perhaps substantially. In addition, in recent years the stock market in general, and the market price of the stock of technology companies in particular, have been subject to significant fluctuations, which have often been unrelated to the operating performance of affected companies. Such fluctuations could adversely affect the market price of the Company's Common Stock. Furthermore, since the Company intends to pursue its strategy of spinning out certain of its subsidiaries, the market price of the Company's Common Stock may be significantly affected by trading of the shares of the Company's subsidiaries in the public markets. There can be no assurance that the market price of the Common Stock will not experience significant fluctuations in the future, including fluctuations that are unrelated to the Company's performance.

     IMPACT OF THE YEAR 2000 ISSUE. The Year 2000 issue is a problem created by the fact that most computer software programs have been written using two digits rather than four to represent a specific year. Any of the Company's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     Based on a recent assessment, the Company has determined that it will be required to modify or replace certain portions of its software so that its computer systems will properly utilize dates beyond December 31, 1999. The Company presently believes that with modifications to existing software and conversions to new software, the Year 2000 issue can be mitigated, primarily by utilizing the Company's internal resources to reprogram, replace and test the software for Year 2000 modifications. However, if such modifications and conversions are not made, or are not completed on a timely basis, the Year 2000 issue could have a material adverse impact on the operations of the

Company. The Company has not yet fully assessed the nature, extent and timing of the year 2000 project, therefore, the total cost of the project cannot be reasonably estimated at this time. The Company, however, is committed to completion of the project by no later than mid 1999. Estimates with respect to the costs of the project and the date on which the Company plans to complete the Year 2000 modifications will be derived utilizing numerous assumptions of future events, including the continued availability of certain internal resources. However, there can be no assurance that these estimates will be achieved and actual results could differ materially from those plans.
 Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

     The Company plans to maintain communications with all of its significant suppliers and large customers to determine the extent to which the Company is vulnerable to those third parties' failure to remediate their own Year 2000 issue. There can be no assurance that the systems of other companies will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company.

     ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS; RIGHTS PLAN. Titan currently has Preferred Stock issued and outstanding, which entitles the holders thereof to rights not available to holders of Titan Common Stock. Furthermore, the Board of Directors of Titan may issue additional shares of Preferred Stock without stockholder approval on such terms as such Board of Directors may determine. The rights of the holders of Titan Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. In addition, Titan's Restated Certificate of Incorporation and Bylaws contain certain provisions designed to require significant corporate action prior to taking certain steps toward a merger, tender offer or proxy contest involving Titan. Further, pursuant to the terms of its preferred share purchase rights plan, Titan has distributed a dividend of one right for each outstanding share of Titan Common Stock. These rights will cause substantial dilution to the ownership of a person or group that attempts to acquire Titan on terms not approved by the Titan Board and may have the effect of deterring hostile takeover attempts. All of the foregoing could have the effect of delaying, deferring or preventing a change in control of Titan and could limit the price that certain investors might be willing to pay in the future for shares of Titan Common Stock.

     ADDITIONAL SHARES TO BE ISSUED BY THE COMPANY; SHARES ELIGIBLE FOR FUTURE SALE. If the Horizons Merger is consummated, based upon the capitalization of Horizons as of the close of business on March 6, 1998, and the closing price on the NYSE of Titan Common Stock on March 6, 1998 ($6.375), an aggregate of approximately 3,035,760 shares of Titan Common Stock (the "Merger Consideration") will be issued in the Horizons Merger, and Titan will assume all outstanding Horizons options and substitute all Horizons warrants which will be converted into options and warrants, as applicable, to acquire approximately 41,477 additional shares of Titan Common Stock. In general, the shares will be eligible for sale in the public market following the Horizons Merger, subject to certain volume and other resale limitations for affiliates of Horizons and Titan, pursuant to Rules 144 and/or 145 under the Securities Act. An aggregate of approximately 60% of the shares issued in the Horizons Merger will be beneficially owned by persons who may be deemed to be affiliates of Horizons and, therefore, subject to such limitations. The sale of a significant number of the foregoing shares may cause substantial fluctuations in the market price of Titan Common Stock and may adversely effect remaining stockholders of Titan; and the sale of a significant number of the Selling Stockholder's shares could have the same effects. Upon consummation of the Horizons Merger, Titan will have outstanding an aggregate of 23,346,839 shares of Titan Common Stock, assuming no exercise of outstanding options; 694,872 shares of Titan Public Preferred; and 500,000 shares of Series B Preferred Stock; based upon the number of shares outstanding as of March 6, 1998. Assuming 3,035,760 shares of Titan Common Stock are issued as a result of the Horizons Merger, the current Titan stockholders' ownership of Titan will be reduced to 88%.
In addition, promptly following the consummation of the Horizons Merger, Titan may file a Form S-8 registering a total of approximately 41,477 shares of Titan Common Stock. Shares registered on such Form S-8 will, subject to vesting restrictions and to Rule 144 and/or Rule 145 volume limitations applicable to affiliates, be available for sale in the open market.

                                SELLING STOCKHOLDER

     The following table sets forth the name of the Selling Stockholder, the number of shares of Common Stock owned beneficially by such Selling Stockholder as of June 18, 1998 and the number of which may be offered pursuant to this Prospectus. This information is based upon information provided by the Selling Stockholder in a document filed with the Commission. Because the Selling Stockholder may offer all, some or none of his Common Stock, no definitive estimate as to the number of shares thereof that will be held by the Selling Stockholder after such offering can be provided.

     THIS PROSPECTUS HAS BEEN PREPARED BY THE COMPANY AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH ARRANGEMENTS MADE AT THE TIME THE SHARES WERE ORIGINALLY ISSUED BY THE COMPANY TO THE SELLING STOCKHOLDER.

     The Company has filed with the Commission a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to, among other things, the resale of the Shares from time to time at prevailing prices in the over-the-counter market or in privately-negotiated transactions and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective for one year.

                                 SHARES BENEFICIALLY                               SHARES BENEFICIALLY
                               OWNED PRIOR TO OFFERING                           OWNED AFTER OFFERING(3)
                               -----------------------     NUMBER OF SHARES     ------------------------
SELLING STOCKHOLDER              NUMBER     PERCENT(2)       BEING OFFERED      NUMBER         PERCENT
---------------------------    ---------    ----------     ----------------     ------         --------
Wechsler & Company, Inc.(1)    1,607,092      6.26%          1,607,092           0              --
 39 Broadway
 New York, NY 10006

____________

(1) The sole stockholder, subject to community property laws to the extent applicable, and Chairman of the Board, President and Chief Executive Officer of Wechsler & Company, Inc. is Norman J. Wechsler.

(2) Applicable percentage of ownership is based on 25,636,039 shares of Common Stock outstanding on June 18, 1998.

(3) Assumes the sale of all shares offered hereby, should the Selling Stockholder elect to do so.


                             PLAN OF DISTRIBUTION

     The Company has been advised that the Selling Stockholder may sell Shares from time to time in transactions on the NYSE, privately-negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholder may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commission).

     THIS PROSPECTUS HAS BEEN PREPARED BY THE COMPANY AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH ARRANGEMENTS MADE AT THE TIME THE SHARES WERE ORIGINALLY ISSUED BY THE COMPANY TO THE SELLING STOCKHOLDER.

     The Selling Stockholder and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     Any or all of the sales or other transactions involving the Shares described above, whether effected by the Selling Stockholder, any broker-dealer or others, may be made pursuant to this Prospectus. In addition, any Shares that qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     In order to comply with the securities laws of certain states, if applicable, the Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Company's Common Stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of Common Stock by the Selling Stockholder.

     Notwithstanding the foregoing, broker-dealers who are qualifying registered market makers on the NYSE may engage in passive market making transactions in the Common Stock of the Company on the NYSE in accordance with Rule 10b-6A under the Exchange Act, during the two business day period before commencement of sales in this offering. The passive market making transactions must comply with applicable price and volume limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock of the Company during a prior period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock of the Company at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

     All costs associated with this offering will be paid by the Company, provided Titan shall not be responsible for any legal fees or expenses incurred by the Selling Stockholder or any discounts or commissions payable in connection with the sale of Shares.

                                 LEGAL MATTERS

     The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, San Diego, California ("Cooley Godward").

                                    EXPERTS

     The consolidated financial statements of The Titan Corporation as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 and the consolidated financial statements of Horizons Technology, Inc. as of January 31, 1998, and for each of the three years in the period ended January 31, 1998, incorporated by reference in this prospectus and registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of DBA Systems, Inc., as of June 30, 1997 and 1996 and for each of the three years in the period ended June 30, 1997, incorporated by reference in this prospectus and registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee.

     SEC registration fee....................................... $ 2,918.00
     Legal fees and expenses....................................   3,000.00
     Accounting fees and expenses...............................   3,000.00
     Printing and Engraving.....................................   1,200.00
     Miscellaneous..............................................      82.00
           Total................................................ $10,200.00

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interest, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorney's fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

     The Registrant's Bylaws contain a provision to limit the personal liability of the directors of the Registrant for violations of their fiduciary duty, except to the extent such limitation of liability is prohibited by the Delaware Law. This provision eliminates each director's liability to the Registrant or its stockholders for monetary damages except
(i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The Registrant's Bylaws provide that the Registrant shall indemnify directors and officers to the fullest extent permitted by law. The effect of these provisions is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

     In addition, Registrant has entered into indemnity agreements with its executive officers and directors whereby Registrant obligates itself to indemnify such officers and directors from any amounts which the officer or director becomes obligated to pay because of any claim made against him or her arising out of any act or omission committed while he or she is acting in his or her capacity as a director and/or officer of Registrant.

     Registrant maintains directors and officers liability insurance coverage that insures its officers and directors against certain losses that may arise out of their positions with the Registrant and insures the Registrant for liabilities it may incur to indemnify its officers and directors.

ITEM 16. EXHIBITS.

       EXHIBIT
       NUMBER                DESCRIPTION OF DOCUMENT
       -------               -----------------------
        4.1    Letter Agreement dated February 4, 1998 between Titan and
               DBA Systems, Inc. ("DBA") regarding certain registration
               rights granted in connection with the acquisition of DBA (1)
        5.1    Opinion of Cooley Godward LLP.
       23.1    Consent of Arthur Andersen LLP.
       23.2    Consent of Arthur Andersen LLP.
       23.3    Consent of Deloitte & Touche LLP.
       23.4    Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
       24.1    Power of Attorney. Reference is made to page II-4.

____________
(1) Filed as Exhibit 10.38 to the Company's Registration Statement on Form S-4 (No. 333-45719) and incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

              (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by these clauses is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

           (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

           (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                    SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of San Diego, State of California, on June 24, 1998.

                               THE TITAN CORPORATION

                               By:  /s/ GENE W. RAY
                                   -------------------------------------
                                   Gene W. Ray,
                                   Chief Executive Officer and President


                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gene W. Ray, Eric M. DeMarco and Ira Frazer, and each or any one of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

              Signature                    Title                                             Date
              ---------                  --------                                           ------

   /s/   J.S. WEBB
-------------------------------------                                                     June 24, 1998
         J. S. Webb                      Chairman of the Board of Directors


   /s/   GENE W. RAY
-------------------------------------                                                     June 24, 1998
         Gene W. Ray                     President and Chief Executive Officer
                                         (Principal Executive Officer) and Director


   /s/   ERIC M. DEMARCO
-------------------------------------                                                     June 24, 1998
         Eric M. DeMarco                 Senior Vice President and Chief Financial
                                         Officer (Principal Financial and Accounting
                                         Officer)


   /s/   CHARLES R. ALLEN
------------------------------------                                                      June 24, 1998
         Charles R. Allen                Director


   /s/   JOSEPH F. CALIGIURI
-------------------------------------                                                     June 24, 1998
         Joseph F. Caligiuri             Director


   /s/   DANIEL J. FINK
-------------------------------------                                                     June 24, 1998
         Daniel J. Fink                  Director


   /s/   ROBERT E. LA BLANC
-------------------------------------                                                     June 24, 1998
         Robert E. La Blanc              Director


   /s/   THOMAS G. POWNALL
-------------------------------------                                                     June 24, 1998
         Thomas G. Pownall               Director


                                 INDEX TO EXHIBITS

    EXHIBIT
    NUMBER                    DESCRIPTION OF DOCUMENT
    -------                   -----------------------
     4.1       Letter Agreement dated February 4, 1998 between Titan and
               DBA Systems, Inc. ("DBA") regarding certain registration
               rights granted in connection with the acquisition of DBA (1)
     5.1       Opinion of Cooley Godward LLP.
    23.1       Consent of Arthur Andersen LLP.
    23.2       Consent of Arthur Andersen LLP.
    23.3       Consent of Deloitte & Touche LLP.
    23.4       Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
    24.1       Power of Attorney. Reference is made to page II-4.

____________
(1) Filed as Exhibit 10.38 to the Company's Registration Statement on Form S-4 (No. 333-45719) and incorporated herein by reference.